FOR IMMEDIATE RELEASE

CONTACT:
Investor Relations
Ph. (203) 669-3191
ir@jetblue.com

Corporate Communications
Ph. (718) 709-3089
CorporateCommunications@jetblue.com

JETBLUE ANNOUNCES FIRST QUARTER RESULTS

New York, (April 24, 2007) – JetBlue Airways Corporation (Nasdaq: JBLU) today reported its results for the first quarter 2007:

•	Operating revenues for the quarter totaled $608 million, representing growth of 24.0% over operating revenues of $490 million in the first quarter of 2006.

•	Operating loss for the quarter was $13 million, resulting in a negative 2.2% operating margin, compared to an operating loss of $25 million and a negative 5.2% operating margin in the first quarter of 2006.

•	Pre-tax loss for the quarter was $45 million, resulting in a negative 7.3% pre-tax margin, compared with a pre-tax loss of $47 million and a negative 9.7% pre-tax margin in the year-ago period.

•	Net loss for the quarter was $22 million, representing a loss of $0.12 per diluted share, compared with first quarter 2006 net loss of $32 million, or a loss of $0.18 per diluted share.

‘‘We are disappointed with our first quarter results, which were significantly impacted by two ice storms in the Northeast area’’ said David Neeleman, JetBlue’s Chairman and CEO.  ‘‘We learned a great deal following the events and consequently, we’re better able to recover from irregular operations and provide the superior service our customers deserve and have grown to appreciate.’’

JetBlue achieved a completion factor of 96.1% of scheduled flights in the first quarter, compared to 99.0% in 2006. On-time performance, defined by the U.S. Department of Transportation as arrivals within 14 minutes of schedule, was 63.6% in the first quarter compared to 70.6% in the same period in 2006. The Company attained a load factor in the first quarter of 2007 of 80.6%, a decrease of 3.6 points on a capacity increase of 12.1% over the first quarter of 2006.

Dave Barger, JetBlue’s President, commented: ‘‘Our operational results were notably impacted by the ice storms. In response to these events, we made several fundamental changes to our operational strategy, implemented new communication tactics and introduced the JetBlue Customer Bill of Rights. While we realize there is more work to do, we were pleased with the outcome of the second ice storm in March and our improved response.’’

For the first quarter, revenue passenger miles increased 7.3% from the first quarter of 2006 to 5.9 billion. Yield per passenger mile was 9.49 cents, up 13.4% compared to 2006. Passenger revenue per available seat mile (PRASM) increased 8.6% year-over-year to 7.65 cents. Available seat miles grew 12.1% to 7.4 billion. Operating expenses for the first quarter were $621 million, up 20.5% from the first quarter of 2006. Operating expense per ASM (CASM) for the first quarter 2007 increased 7.5% year-over-year to 8.43 cents. During the quarter, realized fuel price was $1.88 per gallon, a 1.1% increase over first quarter 2006 realized fuel price of $1.86 per gallon. Excluding fuel, CASM increased 8.2% year-over-year. JetBlue ended the quarter with $774 million in cash and investment securities.

Looking ahead, for the second quarter of 2007, JetBlue expects to report an operating margin between eight and ten percent based on an assumed aircraft fuel cost per gallon of $2.06, net of hedges. Pre-tax margin for the quarter is expected to be between three and five percent. CASM is expected to increase between six and eight percent over the year-ago period. Excluding fuel, CASM in the second quarter is expected to increase between five and seven percent year over year. Capacity is expected to increase between 12 and 14 percent in the second quarter and stage length is expected to decrease roughly ten percent over the same period last year.

For the full year 2007, JetBlue expects to report an operating margin between five and seven percent based on an assumed aircraft fuel cost per gallon of $2.06, net of hedges. Pre-tax margin for the full year is expected to be between one and three percent. CASM for the full year is expected to increase between seven and nine percent over full year 2006. Excluding fuel, CASM in 2007 is expected to increase between seven and nine percent year over year. Capacity for the full year 2007 is expected to increase between 11 and 13 percent over 2006 and stage length is expected to decrease roughly six percent over full year 2006. The CASM and ex-fuel CASM guidance in both the second quarter and full year includes the impact of the reduction in seats on JetBlue’s A320 aircraft from 156 to 150 seats per aircraft, which was completed in early February.

JetBlue will conduct a conference call to discuss its quarterly earnings today, April 24, at 10:00 a.m. Eastern Time. A live broadcast of the conference call will be available via the internet at http://investor.jetblue.com.

About Jetblue:

New York-based JetBlue Airways has created a new airline category based on value, service and style. Known for its award-winning service and free TV as much as its low fares, JetBlue is now pleased to offer customers the most legroom throughout coach (based on average fleet-wide seat pitch for U.S. airlines). JetBlue is also America’s first and only airline to offer its own Customer Bill of Rights, with meaningful compensation for customers inconvenienced by service disruptions within JetBlue’s control. Visit www.jetblue.com/promise for details.  JetBlue serves 51 cities with up to 575 daily flights.  With JetBlue, all seats are assigned, all travel is ticketless, all fares are one-way, and an overnight stay is never required. For information or reservations call 1-800-JETBLUE (1-800-538-2583) or visit www.jetblue.com.

# # #

JetBlue’s 36 channels of DIRECTV(r) service is not available on flights outside the continental United States; however, where applicable, FOX InFlight(tm) is offered complimentary on these routes. FOX InFlight(tm) is a trademark of Twentieth Century Fox Film Corporation. JetBlue’s in-flight entertainment is powered by LiveTV, a wholly owned subsidiary of JetBlue.

This press release contains statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; increases in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy, including the ability to operate reliably the EMBRAER 190 aircraft; our significant fixed obligations; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market; our reliance on automated systems and technology; our being subject to potential unionization; our reliance on a limited number of suppliers; changes in or additional government regulation; changes in our industry due to other airlines’ financial condition; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s 2006 Annual Report on Form 10-K. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

JETBLUE AIRWAYS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share and per share amounts)
(unaudited)

	Three Months Ended March 31,		Percent Change
	2007	2006
OPERATING REVENUES
Passenger	$564	$463	21.7
Other	44	27	62.0
Total operating revenues	608	490	24.0
OPERATING EXPENSES
Salaries, wages and benefits	164	132	23.9
Aircraft fuel	190	160	18.8
Landing fees and other rents	45	38	18.5
Depreciation and amortization	42	34	24.9
Aircraft rent	30	22	33.7
Sales and marketing	29	20	43.9
Maintenance materials and repairs	26	21	22.0
Other operating expenses	95	88	8.5
Total operating expenses	621	515	20.5
OPERATING INCOME	(13)	(25)	(47.1)
Operating margin	(2.2)%	(5.2)%	3.0	pts.
OTHER INCOME (EXPENSE)
Interest expense	(52)	(37)	38.5
Capitalized interest	8	5	54.8
Interest income and other	12	10	23.4
Total other income (expense)	(32)	(22)	41.2
INCOME (LOSS) BEFORE INCOME TAXES	(45)	(47)
Pre-tax margin	(7.3)%	(9.7)%	2.4	pts.
Income tax expense (benefit)	(23)	(15)
NET INCOME (LOSS)	$(22)	$(32)
EARNINGS (LOSS) PER COMMON SHARE:
Basic	$(0.12)	$(0.18)
Diluted	$(0.12)	$(0.18)
Weighted average shares outstanding (thousands):
Basic	178,204	173,246
Diluted	178,204	173,246

JETBLUE AIRWAYS CORPORATION

COMPARATIVE OPERATING STATISTICS

	Three Months Ended March 31,		Percent Change
	2007	2006
Revenue passengers (thousands)	5,091	4,335	17.4
Revenue passenger miles (millions)	5,942	5,536	7.3
Available seat miles (ASMs) (millions)	7,370	6,577	12.1
Load factor	80.6%	84.2%	(3.6	) pts.
Breakeven load factor (1)	88.1%	92.7%	(4.6	) pts.
Aircraft utilization (hours per day)	12.7	12.8	(1.4)
Average fare	$110.79	$106.86	3.7
Yield per passenger mile (cents)	9.49	8.37	13.4
Passenger revenue per ASM (cents)	7.65	7.04	8.6
Operating revenue per ASM (cents)	8.25	7.46	10.6
Operating expense per ASM (cents)	8.43	7.84	7.5
Operating expense per ASM, excluding fuel (cents)	5.85	5.40	8.2
Airline operating expense per ASM (cents) (1)	8.36	7.76	7.7
Departures	46,574	34,417	35.3
Average stage length (miles)	1,086	1,246	(12.8)
Average number of operating aircraft during period	121.5	95.5	27.2
Average fuel cost per gallon	$1.88	$1.86	1.1
Fuel gallons consumed (millions)	101	86	17.5
Percent of sales through jetBlue.com during period	76.4%	82.3%	(5.9	) pts.
Full-time equivalent employees at period end (1)	9,260	9,039	2.4

(1)	Excludes operating expenses and employees of LiveTV, LLC, which are unrelated to our airline operations.

SELECTED CONSOLIDATED BALANCE SHEET DATA
(in millions)

	March 31, 2007	December 31, 2006
Cash, cash equivalents and investment securities	$774	$699
Total assets	5,145	4,843
Total debt	2,938	2,840
Stockholders’ equity	960	952